Exhibit 23.5

Pacific Rim Geological Consulting, Inc.

P.O. Box 81906, Fairbanks, Alaska, USA 99708

Phone (907) 458-8951 Fax (907) 458-8511 email: Bundtzen@mosquitonet.com

CONSENT OF AUTHOR

Attention: Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Little Squaw Gold Mining Company
3412 Lincoln Drive
Spokane, Washington USA 99203

I, Thomas K. Bundtzen, P. Geo. of Pacific Rim Geological Consulting, Inc., at Box 81906, Fairbanks, Alaska, USA, 99708, authored and prepared the Technical Report: *Follow-up 2007 Geologic mapping, Structural Analysis, and Evaluation of Gold Deposits in Chandalar Mining District, Northern Alaska* (hereafter known as 'Report'. This Report was produced by Pacific Rim Geological Consulting, Inc. for Little Squaw Gold Mining Company, Inc. on December 31st, 2007.

I hereby consent to the filing of the report in the public files of the United States Securities and Exchange Commission (hereafter known as USSEC) for use in 10KSB and/or SB-2 filings with the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as author of the report.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure contained in the Report contains any misrepresentations.

Dated this day, February 08, 2008

Thomas K. Bundtzen

Thomas K. Bundtzen
President, Pacific Rim Geological Consulting, Inc.
Certified Professional Geologist #10912
Alaska Business License #279639

AMERICAN INSTITUTE OF PROFESSIONAL GEOLOGISTS
CERTIFICATE NUMBER 10912
AIPG
THOMAS K. BUNDTZEN
CERTIFIED PROFESSIONAL GEOLOGIST